Exhibit 99.1

Rimage Reports Fourth Quarter Sales and Earnings

Minneapolis, MN—February 18, 2009—Rimage Corporation (Nasdaq: RIMG) today reported sales of $20,749,000 for the fourth quarter of 2008 ended December 31, compared to $28,212,000 in the year-earlier period. Fourth quarter earnings were $1,712,000 or $0.18 per diluted share versus $4,515,000 or $0.45 per diluted share in the same period of 2007. Fourth quarter sales and earnings were consistent with the previously-issued financial guidance for this period.

For full-year 2008, Rimage reported sales of $91,394,000, down from $108,874,000 in 2007. Earnings for the year came to $9,431,000 or $0.97 per diluted share, compared to $15,761,000 or $1.52 per diluted share in 2007.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Considering the severity of the global economic downturn and its impact upon our markets, we are encouraged to be reporting a solid level of profitability for the fourth quarter of 2008. Interest in our disc publishing capital equipment remains relatively high, but customer caution due to the weak economy has significantly lengthened selling lead times. This has resulted in a reduction in hardware sales during the fourth quarter and a larger percentage of consumable sales which generate lower margins and consequently lower earnings. In response, we have taken several actions to streamline Rimage’s expense structure. Through workforce reductions over the past nine months, we have reduced our worldwide employee base by approximately 20%. In addition, no bonuses were paid to executive officers in 2008, and salaries for 2009 have been frozen at 2008 levels on a companywide basis. Since we are unable to predict when our markets will begin to materially strengthen, we are prepared to take additional cost saving measures as required.”

He continued: “Despite lengthening sales cycles, we are continuing to see promising opportunities for our disc publishing systems. The government market continues to generate demand for our products, and we will strengthen our sales efforts in this area. We also are optimistic about the future of archiving and video applications as well as electronic medical records. To capitalize upon these and other opportunities, we continue to enhance the capabilities of our existing products and invest in the development of new products to keep Rimage at the forefront of the on-demand disc publishing industry. Rimage’s strong financial condition is enabling us to pursue these and other opportunities in a global economy where credit has become difficult to attain. With cash and investments of more than $95 million at the end of this year’s fourth quarter, we possess the resources for supporting our growth initiatives and ongoing operations.”

Financial Review

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, accounted for 64% of sales during the fourth quarter of 2008 compared to 54% in the fourth quarter of 2007. The growth in consumable supplies as a percentage of total sales reflects the fact that equipment accounted for a lower proportion of sales in this year’s fourth quarter.

International sales accounted for 44% of total sales during both the fourth quarter of 2008 and 2007.

Cash and investments totaled $95.4 million at December 31, 2008, up from $90.6 million at September 30, 2008 and $94.2 million at the beginning of 2008. During 2008, Rimage used cash of $9.6 million to acquire approximately 577,000 shares under two 500,000 share repurchase authorizations. Approximately 423,000 shares remain available for repurchase under the uncompleted authorization. Only a minimal number of shares were repurchased under this authorization in the fourth quarter. Also during 2008, cash of $3.9 million also was used to purchase Rimage’s Minneapolis headquarters and manufacturing facility.

As previously reported, Sherman L. Black has been named as Rimage’s president and chief operating officer. Scheduled to start April 1, 2009, he will report to Bernard P. Aldrich, Rimage’s current president and chief executive officer, who will continue to serve as chief executive officer following Black’s appointment. Prior to joining Rimage, Black served as senior vice president, marketing and strategy, of the Core Products Business Group of Seagate Technology.

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of recordable CD, DVD and Blu-ray (BD) publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD/BD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD/BD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including retail, medical and business services.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Revenues	$20,749	$28,212	$91,394	$108,874
Cost of revenues	12,654	14,615	51,731	57,719
Gross profit	8,095	13,597	39,663	51,155
Operating expenses:
Research and development	1,160	1,280	5,251	5,903
Selling, general and administrative	5,129	6,079	22,664	24,371
Total operating expenses	6,289	7,359	27,915	30,274
Operating income	1,806	6,238	11,748	20,881
Other income, net	631	904	2,711	3,513
Income before income taxes	2,437	7,142	14,459	24,394
Income tax expense	725	2,627	5,028	8,633
Net income	1,712	4,515	9,431	15,761

Net income per basic share	$0.19	$0.46	$.99	$1.59

Net income per diluted share	$0.18	$0.45	$.97	$1.52
Basic weighted average shares outstanding	9,337	9,686	9,556	9,915
Diluted weighted average shares outstanding	9,447	10,093	9,729	10,371

Consolidated Balance Sheet Information:

	Balance as of
	December 31, 2008	December 31, 2007

Cash and marketable securities	$54,755	$59,021
Receivables	11,099	14,447
Inventories	5,625	8,075
Total current assets	74,151	84,771
Property and equipment, net	6,183	3,206
Marketable securities – non-current	40,647	35,201
Total assets	123,456	125,096
Current liabilities	12,010	17,882
Long-term liabilities	2,398	2,153
Stockholders’ equity	109,048	105,061

For additional information, contact:

Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

Conference Call and Replay

Rimage Corporation will review its fourth quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call can be heard through February 25, 2009 by dialing 1-303-590-3000 and providing the 11126430 confirmation code.